SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is entered into by and between HURCO COMPANIES, INC. (the "Company"), and JAMES D. FABRIS ("Fabris”).

Recitals

A. Fabris has been employed with the Company since July 1, 1988.  Fabris and the Company are parties to that certain letter agreement dated November 18, 1997 (the "Letter").   The Company and Fabris have agreed that Fabris' employment with the Company will terminate effective October 31, 2009.

B. In recognition of Fabris’ loyal service to the Company and in consideration of Fabris’ release and waiver of any and all claims he may have against the Company Released Parties (as defined in Section 4 below) and his compliance with the other covenants of this Agreement, the Company is willing to provide certain special severance benefits to Fabris in accordance with the terms of this Agreement.  In exchange for certain special severance benefits as described in this Agreement, Fabris is willing to waive, and to release the Company Released Parties from, any and all rights or claims that he may have, and to abide by the covenants and provisions contained in this Agreement.

C. Fabris is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (“Code”), such that any deferred compensation, within the meaning of Code section 409A, that is payable to Fabris on account of his separation from service with the Company is subject to the six-month delay requirement of Code Section 409A(a)(2)(B).  Accordingly, the parties have designed the terms of the special severance benefits payable under Section 2 of this Agreement such that any amounts payable under that Section during the 6-month period after Fabris’ separation from service fall within the exemption from Code Section 409A under Treasury Regulation §1.409A-1(b)(9) for a separation pay plan providing benefits in the event of an involuntary separation and not in excess of specified dollar and time limits.  As such, the amounts payable under Section 2 during the 6-month period following Fabris’ separation from service were designed not to exceed, and shall not exceed, the dollar limits specified in Treasury Regulation §1.409A-1(b)(9).  Any payments under this Agreement that are not so exempt from Code Section 409A are, under the terms of this Agreement, payable on a date that is more than 6 months after Fabris’ separation from service date.

Agreement

In consideration of the covenants and promises hereby provided, the actions taken pursuant thereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Fabris agree as follows:

1. Separation of Employment.  The Company and Fabris agree that Fabris’ employment with the Company will terminate effective October 31, 2009 (the "Separation Date").  Fabris hereby resigns, effective as of the Separation Date, from his positions of President/Chief Operating Officer of the Company and from any and all other positions he may hold with Company or any of its subsidiaries or other affiliates.  The Company will pay Fabris his earned but unpaid salary through the Separation Date and any accrued but unused vacation as of the Separation Date (such earned salary and accrued but unused vacation being collectively referred to as the “Final Wages”).  The Company and Fabris acknowledge that his accrued but unused vacation as of September 24, 2009, totals twenty-five (25) days.  The Company will pay Fabris the Final Wages on or before the Company’s first customary payroll date after the Separation Date.  Fabris acknowledges that, except for the Final Wages, the Company has paid Fabris all salary, wages and other compensation to which Fabris is entitled in connection with Fabris’s employment with the Company and that, except as provided in this Agreement, Fabris is not entitled to any additional compensation, including, without limitation, salary, wages, vacation or bonuses, from the Company.  Fabris will be entitled to continue to participate in the Company’s employee benefit plans through the Separation Date.  The Company’s obligation to pay Fabris the Final Wages is not contingent on Fabris’s execution of this Agreement, and the Company will pay Fabris the Final Wages regardless of whether Fabris enters into this Agreement.

2. Special Severance Benefits.  Contingent on this Agreement becoming effective, the Company agrees to provide Fabris with the following severance benefits, which Fabris would not otherwise be entitled to receive:

a. Severance Compensation.  The Company will pay Fabris severance compensation in the total gross sum of Four Hundred Fifty-Two Thousand Two Hundred Fifty Dollars ($452,250.00) (the "Severance Compensation"), which sum is equal to eighteen (18) months of Fabris' current salary, provided Fabris complies with his non-disclosure and restrictive covenant obligations set forth in Sections 6 and 7 of this Agreement.  The Company will pay such Severance Compensation in thirty-nine (39) bi-weekly installments of Eleven Thousand Five Hundred Ninety-Six and 15/100 Dollars ($11,596.15) each, less all applicable payroll tax withholdings, on the Company's customary payroll dates during the 18-month period following the Separation Date, with the first such bi-weekly installment commencing on the Company’s first customary payroll date after the Separation Date.  If Fabris materially breaches any non-disclosure or restrictive covenant provisions set forth in Sections 6 or 7 of this Agreement, then in such event Fabris will have forfeited his right to receive, and the Company will have no obligation to pay, any unpaid portion of the Severance Compensation.  The Company and Fabris acknowledge and agree that such forfeiture is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Fabris’s material breach of any non-disclosure or restrictive covenant provision set forth in Sections 6 or 7 of this Agreement.

b. Special Payment.  The Company will pay Fabris a special one-time payment of Fifty-Two Thousand Two Hundred Sixty Dollars ($52,260.00), less all applicable payroll tax withholdings (the "Special Payment").  The Company will make this Special Payment to Fabris on or before November 13, 2009.

c. Conditional Additional Severance Compensation.   If Fabris does not obtain Other Employment/Work at any time during the eighteen (18) months after the Separation Date, the Company will pay additional severance compensation to Fabris in the form of bi-weekly severance payments in the amount of Twelve Thousand Three Hundred Thirty-Four and 61/100 Dollars ($12,334.61) each, less all applicable payroll withholdings, for a period commencing on May 1, 2011 and ending on the earlier of (i) the date Fabris begins Other Employment/Work or (ii) October 31, 2011 (the "Conditional Additional Severance Compensation").  In no event will the Conditional Additional Severance Compensation exceed the gross sum of One Hundred Sixty Thousand Three Hundred Forty-Nine and 93/100 Dollars ($160,349.93).  For purposes of this Agreement, "Other Employment/Work" means when Fabris (A) becomes employed with another employer in any capacity in which he is expected to work more than thirty-five (35) hours per week on a regular basis or (B) is engaged as a consultant or independent contractor and is expected to work more than thirty-five (35) hours per week in connection with such engagement.  If Employee obtains Other Employment/Work at any time before October 31, 2011, Employee shall immediately notify the Company of such Other Employment/Work and the date such Other Employment/Work commenced or is to commence.  Fabris agrees to actively pursue obtaining Other Employment/Work at all times during the period he is receiving any severance payments under this Agreement.

3. Termination of Employee Benefits.  Fabris’ eligibility to participate in the Company’s employee benefits plans, including but not limited to participation in the Company’s group health insurance plan and other welfare or retirement plans, will terminate as of the Separation Date.  Except as expressly provided in this Agreement, Fabris’ eligibility to participate in and/or his receipt of any employee perquisites will terminate as of the Separation Date.  Effective immediately after the Separation Date, Fabris will become eligible to continue health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, at Fabris’ expense.  The Company will provide Fabris with the applicable COBRA information in a separate writing.

4. General Release of Claims.  To the fullest extent permitted by applicable laws, Fabris hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company and all of its parents, subsidiaries and affiliates and all of its and their current and/or former employees, officers, directors, shareholders, members, managers, representatives, agents, attorneys, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation the Company, the “Company Released Parties”), from any and all complaints, claims, demands, liabilities, damages, obligations, injuries, actions or rights of action of any nature whatsoever, (including without limitation claims for damages, attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist in whole or in part as of the date Fabris signs this Agreement, including, but not limited to, any claims based upon, arising out of or in any manner connected with Fabris’s employment with the Company, the separation of Fabris’s employment with the Company, the Letter and/or any acts, omissions or events occurring on or before the date Fabris signs this Agreement; provided, however, the Company and Fabris acknowledge that the foregoing release/covenant not to sue does not release or affect (a) any rights Fabris may have under any stock option plan or (b) any rights Fabris may have under that certain Restated Split-Dollar Insurance Agreement between Fabris and the Company dated as of December 31, 2008 (the "Restated Split-Dollar Insurance Agreement").  Without limiting the generality of the foregoing, Fabris acknowledges that the foregoing release/covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims Fabris has or may have against the Company Released Parties under or with respect to the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., the Civil Rights Act of 1964 and 1991, as amended, 29 U.S.C. § 2000(e), the Americans With Disabilities Act of 1990, as amended, 42 U.S.C. § 12,101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., all other federal, state and local laws and statutes, all wrongful discharge or other state law claims and all contract claims or other theories of recovery as of the date Fabris signs this Agreement.  This Agreement does not prohibit Fabris from filing an administrative charge against the Company with the United States Equal Employment Opportunity Commission (“EEOC”) relating to Fabris’s employment with the Company; provided, however, Fabris waives and releases, to the fullest extent permitted by applicable law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to such charge.  If the EEOC or any other administrative agency or person brings a complaint, charge or legal action on Fabris’s behalf or for Fabris’s benefit against any of the Company Released Parties based on any acts, omissions or events occurring on or before the date Fabris signs this Agreement, Fabris hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

5. Return of Company Property.  Fabris represents and covenants (a) that he will return on or before the Separation Date, to the Company all property belonging to the Company, including, but not limited to, keys, access cards, files, equipment, business plans, financial statements, computer disks or files, documents and/or any such other Company property in Fabris’ possession or custody or under Fabris’ control, and (b) that he will not retain copies of any the Company's files, documents or other property.

6. Non-Disclosure of Confidential Information.  Fabris acknowledges his continuing responsibilities to the Company with respect to confidential and proprietary information and materials.  Fabris therefore agrees and covenants as follows:

a. Return of Confidential Information.  Fabris has returned, or will return on or before the Separation Date of this Agreement, to the Company all originals and all copies (including all computer or other electronically-stored data) of all materials of any kind whatsoever, constituting or containing any "Confidential Information" which are or were in Fabris’ possession or custody or under Fabris’ control during Fabris’ employment up to and including the Separation Date.  For purposes of this Agreement, the term "Confidential Information" means any and all of the Company's trade secrets, confidential and proprietary information and all other non-public information of or about the Company, including, without limitation, customer data, business methods and processes, product or service data, pricing data, research and development information, sales and marketing data, cost data, business plans, financial information, personnel information, information about prospective products or customers, and confidential or proprietary information received or acquired from the Company's customers, joint ventures, contractors, agents, vendors or suppliers, whether or not reduced to writing or other tangible medium of expression, including work product created by Fabris in rendering services to or for the Company.  The Company and Fabris agree that Confidential Information shall not include any information that becomes generally available to the public through no act or omission of Fabris.

b. Non-Disclosure of Confidential Information.  Subsequent to Fabris’ employment with the Company, Fabris will not, without the Company's prior written consent, use or disclose to anyone any of the Confidential Information.  Fabris acknowledges and agrees that his obligations hereunder are in addition to, and not in lieu of, any and all confidentiality and/or non-disclosure agreements executed by Fabris during his employment with the Company.

7. Restrictive Covenants.  The Company and Fabris acknowledge and agree that the following restrictive covenants are reasonably necessary to protect the legitimate interests of the Company, including the protection of the Company’s trade secrets and goodwill, and such covenants are an essential part of and consideration for this Agreement.

a. During the Restricted Time Period, Fabris will not solicit, recruit, hire, employ, attempt to hire or employ, or assist any person or entity in the recruitment or hiring of, any person who is an employee of the Company (or any of its subsidiaries or other affiliates), or otherwise urge, induce or seek to induce any person to terminate his/her employment with the Company (or any of its subsidiaries or other affiliates).  For purposes of this Agreement, the term "Restricted Time Period" means the period from the effective date of this Agreement through October 31, 2011.

b. During the Restricted Time Period, Fabris will not urge, induce or seek to induce any of the Company’s independent contractors, subcontractors, distributors, dealers, brokers, consultants, sales representatives, vendors, suppliers or any other person or entity with whom the Company has a business relationship to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with or representation of, the Company.

c. During the Restricted Time Period, Fabris will not will not make or publish any statements or comments that disparage or in any way injure the reputation and/or goodwill of the Company, including, but not limited to, making or publishing any comments or statements to the Company’s customers, distributors or employees that disparage the Company or that otherwise injure or diminish the Company’s relationship with such customers, distributors or employees; provided, however, nothing in this section is intended to prohibit Fabris from making any disclosures as may be required or compelled by law or legal process.  During the Restricted Time Period, the Company's officers and members of its Board of Directors will not make or publish any statements or comments that disparage or in any way injure the reputation of Fabris; provided, however, nothing in this section is intended to prohibit the Company (or its officers or Board members) from making any disclosures as may be required or compelled by law or legal process.

d. Fabris acknowledges and agrees that the restrictions imposed upon Fabris under this Section 7 are reasonable and necessary for the protection of the Company’s legitimate interests, including without limitation for the protection of the Company’s trade secrets, confidential information and goodwill, particularly given that:  (i) the Company is engaged in a highly competitive business, (ii) Fabris has served a key executive role with the Company, (iii) Fabris has substantial knowledge of trade secrets and confidential information relating to the Company’s business and (iv) Fabris has developed significant relationships with many of the Company's employees, customers and Dealers.

8. Cooperation.  Fabris agrees to cooperate with the Company in any work transition issues, including without limitation making himself reasonably available, if requested, to answer questions or otherwise provide information concerning business transition matters.  Fabris further agrees and covenants that if the Company desires Fabris to provide any information or testimony relating to any judicial, administrative or other proceeding involving the Company (or any of its subsidiaries or other affiliates), Fabris will cooperate in making himself reasonably available for such purposes and will provide truthful information and/or testimony.  The Company agrees to reimburse Fabris for all necessary and reasonable out-of-pocket expenses Fabris incurs in connection with such matters.  Should Fabris be served with a subpoena in any legal proceeding relating to the Company (or any of its subsidiaries or other affiliates), Fabris agrees:  (a) to inform the Company immediately of the subpoena; (b) to cooperate with the Company and its attorneys in preparing for any hearings, depositions or other formal process by which evidence is taken or received; and (c) to provide truthful evidence in response to questions that are within the scope of proper discovery.  Fabris further agrees to comply with any reasonable, lawful directions by the Company’s attorneys should any litigation relating to the Company (or any of its subsidiaries or other affiliates) involve Fabris as a witness.

9. No Other Severance Plan Benefits.  Fabris acknowledges that, except as expressly provided in this Agreement, he is not entitled to any other severance payments or other benefits under any other plan or program that may be maintained by the Company, and Fabris hereby waives any and all rights he may have under any such plans or programs.

10. Restated Split-Dollar Insurance Agreement.  This Agreement does not affect any of the parties' respective rights and/or obligations under the Restated Split-Dollar Insurance Agreement.

11. Section 409A Compliance.  The parties have designed the terms of the special severance benefits payable under Section 2 of this Agreement such that any amounts payable under that Section during the 6-month period after Fabris’ separation from service fall within the exemption from Code Section 409A under Treasury Regulation §1.409A-1(b)(9) for a separation pay plan providing benefits in the event of an involuntary separation and not in excess of specified dollar and time limits.   However, to the extent any payments under this Agreement constitute deferred compensation as defined in, and subject to, Code Section 409A, any such deferred compensation payments otherwise payable because of a separation from service will not be paid to Fabris prior to the first day of the seventh month following the month in which Fabris's last day of employment occurs.  Further, to the extent that any payments under this Agreement constitute deferred compensation subject to the requirements of Code Section 409A, the provisions of this Agreement applicable to such payments shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance.  To the extent that any terms of this Agreement would subject Fabris to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.

12. Age Act Advisements.  Fabris acknowledges :  (a) that the Company has advised him that by entering into this Agreement, Fabris is waiving and releasing all claims against the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., as of the date Fabris signs this Agreement; (b) that the Company has advised him to consult with an attorney prior to signing this Agreement; (c) that the Company has advised him that he has up to twenty-one (21) days to consider and accept this Agreement by signing and returning this Agreement to the Company; (d) that the Company has advised him that for a period of seven (7) days following Fabris’ signing of this Agreement, Fabris may revoke this Agreement by written notice to the Company; and (e) this Agreement will not become binding and enforceable until the seven-day revocation period has expired without Fabris having exercised his right of revocation.

13. No Admission.  This Agreement and the actions taken pursuant to this Agreement do not constitute an admission by either party of any wrongdoing or liability, and each party expressly denies any wrongdoing or liability.

14. Successors.  The Company shall have the right to assign this Agreement.  This Agreement shall inure to the benefit of and may be enforced by the Company and its successors and assigns, including, without limitation, by asset assignment, merger consolidation or other corporate reorganization.  Fabris shall not have the right to assign this Agreement.

15. Entire Agreement; Modification.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter addressed herein and supersedes any prior agreements, understandings or representations, oral or written, with respect to the subject matter addressed in this Agreement.  Fabris acknowledges that he is not relying on any representations, statements, promises or inducements, whether oral or written, made by the Company or its representatives except those expressly stated in this Agreement.  This Agreement may not be amended, supplemented, or modified except by a written agreement signed by both Fabris and a duly authorized officer of the Company.

16. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without application of its conflict of law rules.  The Company and Fabris agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Marion County, Indiana, or in the United States District Court for the Southern District of Indiana, Indianapolis Division, and the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.  This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement.  The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

17. Severability; Reformation.  The provisions of this Agreement are separate and divisible, and to the extent any provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement.  If any particular provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, including, without limitation, the time period, geographical area and/or scope of activity covered by any restrictive covenant, provision or clause, such covenant, provision or portion shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closes effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.  The Company and Fabris agree that any court interpreting any restrictive covenant or other provision of this Agreement shall, if necessary, reform any such provision to make it enforceable under applicable law.

18. Counterparts.  This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one agreement.  Signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for execution of this Agreement.

19. Acknowledgment.  Fabris acknowledges that he has read this Agreement, that he has had ample time to consider this Agreement, that he has had the opportunity to consult with his own attorney concerning this Agreement if he so chooses, and that he is knowingly and voluntarily entering into this Agreement.

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IN WITNESS WHEREOF, the Company and Fabris have executed this Agreement on the dates indicated below, intending it to become effective as set forth above.

FABRIS		HURCO COMPANIES, INC.

/s/ James D. Fabris		By:	/s/ Michael Doar
James D. Fabris			Michael Doar
Chairman and CEO

Date:	October 1, 2009	Date:	October 1, 2009